Exhibit 99

News Release

For further information contact:

Investor Relations:

Brian Turcotte

901.597.3282

Brian.Turcotte@servicemaster.com

Media:

Peter Tosches

901.597.8449

Peter.Tosches@servicemaster.com

The ServiceMaster Company, LLC Reports Preliminary

First-Quarter 2014 Financial Results

•                  Revenue increased 4 percent to $533 million, with growth in each segment

•                  Loss from continuing operations of $18 million included a $48 million ($29 million net of tax) non-cash impairment charge related to the decision to abandon the deployment of a new operating system

•                  Adjusted income from continuing operations(1) increased $5 million to $11 million

•                  Adjusted EBITDA(2) increased 12 percent to $115 million

MEMPHIS, TENN, — May 2, 2014 — The ServiceMaster Company, LLC, a leading provider of essential residential and commercial services, today announced preliminary unaudited first-quarter 2014 results. The company reported first-quarter 2014 revenue of $533 million, an increase of approximately 4 percent compared to the same period in 2013.

The company reported a first-quarter 2014 loss from continuing operations of $18 million, versus income from continuing operations of $6 million for the first quarter of 2013. Adjusted income from continuing operations for the first quarter of 2014 was $11 million, excluding a $48 million ($29 million net of tax), non-cash asset impairment charge related to the decision to abandon the deployment of a new operating system for American Home Shield.

The company reported first-quarter 2014 Adjusted EBITDA of $115 million, an increase of $12 million compared to the same period in 2013. The increase was primarily driven by the impact of higher revenue and the transition of certain costs in the first quarter of 2014 to TruGreen, which the company spun-off on January 14, 2014. A reconciliation of net loss to Adjusted EBITDA is set forth below in this press release.

“We’re pleased that Terminix, American Home Shield and the Franchise Services Group all reported first-quarter 2014 revenue and Adjusted EBITDA growth versus prior year,” said Rob Gillette, ServiceMaster’s chief executive officer. “Our business units are built to perform and they share a strong commitment to customer service, delivered by professionals with deep expertise and backed by performance guarantees.”

Preliminary Consolidated Performance

	Three months ended March 31,
$ millions	2014	2013	B/(W)

Revenue	$533	$514	$19
YoY growth			3.7%

SG&A	(151)	(158)	7
% of revenue	28.4%	30.8%	2.4	pts

(Loss) Income from Continuing Operations before Income Taxes	(27)	12	(39)
% of revenue	-5.1%	2.4%	(7.5	) pts

(Loss) Income from Continuing Operations	(18)	6	(24)
% of revenue	-3.4%	1.3%	(4.7	) pts

Adjusted Income from Continuing Operations(1)	11	6	5
% of revenue	2.1%	1.3%	0.8	pts

Adjusted EBITDA(2)	115	103	12
% of revenue	21.5%	20.0%	1.5	pts

Free Cash Flow(3)	4	7	(3)

Preliminary Segment Information for Continuing Operations

	Three months ended March 31, 2014
		B/(W)	Adjusted	B/(W)
$ millions	Revenue	vs. PY	EBITDA	vs. PY

Terminix	$320	$7	$78	$3
YoY growth / % of revenue		2.2%	24.4%	0.4	pts

American Home Shield	151	8	23	2
YoY growth / % of revenue		5.5%	15.0%	0.5	pts

Franchise Services Group	60	4	18	1
YoY growth / % of revenue		8.1%	29.3%	(1.9	) pts

Other Operations & HQ(4)	2	(0)	(4)	6
YoY growth / % of revenue		-5.7%

Total	$533	$19	$115	$12
YoY growth / % of revenue		3.7%	21.5%	1.5	pts

Terminix

Terminix, which provides termite and pest control services to residential and commercial customers and distributes pest control products, reported a 2 percent revenue increase in the first quarter of 2014.  The revenue increase was primarily driven by improved price realization in both termite and pest control and introductions of new products.

Adjusted EBITDA increased 4 percent or $3 million versus the first quarter of 2013 driven primarily by the flow-through effect of higher revenue and lower general and administrative costs in the first quarter of 2014.

American Home Shield

American Home Shield, which provides home warranties for household systems and appliances, reported a 6 percent revenue increase in the first quarter of 2014, driven by the acquisition of Home Security of America, Inc. (“HSA”), higher customer counts and improved price realization.

Adjusted EBITDA increased 9 percent or $2 million versus prior year, reflecting an increase in interest and investment income and the flow-through effect of higher revenue, partially offset by the non-recurrence in 2014 of favorable adjustments to reserves in the first quarter of 2013 for contract claims and tax-related items.

Franchise Services Group

The Franchise Services Group, which provides residential and commercial disaster restoration, janitorial and cleaning services, furniture repair and home inspections, reported an 8 percent revenue increase in the first quarter of 2014.  The revenue increase was driven primarily by higher royalty fees and increases in janitorial national accounts and sales of products.

Adjusted EBITDA increased 2 percent or $1 million versus the first quarter of 2013, primarily reflecting the flow-through effect of higher royalty fees, janitorial national accounts and sales of products to franchisees, which have lower margins than the royalty fees that eventually follow.

Other Operations and Headquarters

Adjusted EBITDA improved $6 million versus prior year, primarily reflecting the transition of certain costs to TruGreen and other cost reductions realized through recent initiatives.

Cash Flow

For the three months ended March 31, 2014, net cash provided from operating activities from continuing operations decreased $2 million to $21 million compared to $23 million for the three months ended March 31, 2013 and was comprised of $57 million in earnings adjusted for non-cash charges, a $33 million increase in cash required for normal seasonal working capital and $3 million in cash payments related to restructuring charges.

Net cash used for investing activities from continuing operations was $17 million for the three months ended March 31, 2014, compared to $16 million for the three months ended March 31, 2013.

Free cash flow was $4 million for the three months ended March 31, 2014, compared to $7 million for the three months ended March 31, 2013.  Free cash flow in the first quarter of 2014 included $38 million of proceeds primarily related to the sale of marketable securities and $41 million of cash outflows for business acquisitions (principally related to AHS’s purchase of HSA).

Net cash used for financing activities from continuing operations was $46 million for the three months ended March 31, 2014, compared to $27 million for the three months ended March 31, 2013.  During the first quarter of 2014, we made scheduled principal payments on debt of $11 million and contributed $35 million of cash as part of the TruGreen spin-off.

Other Matters

On January 14, 2014, the company completed the TruGreen spin-off resulting in the separation of the assets and certain liabilities of the TruGreen business through a tax-free, pro rata dividend to stockholders. As a result of the TruGreen spin-off, we were required to perform an interim impairment analysis as of January 14, 2014 on the TruGreen trade name. This interim impairment analysis resulted in a pre-tax non-cash trade name impairment charge of $139 million ($84 million, net of tax) to reduce the carrying value of the TruGreen trade name to its estimated fair value. This impairment charge was recorded in Loss from discontinued operations, net of income taxes, in the first quarter of 2014.

The company recorded an impairment charge of $48 million ($29 million, net of tax) in the first quarter of 2014 relating to its decision to abandon its efforts to deploy a new operating system at American Home Shield. This decision will allow us to more effectively focus our energy and resources on driving growth and serving our customers. Other factors that led to this decision included, among others, that recent enhancements to our existing operating system enabled it to support our needs.  Included in this charge are the impairment of the capitalized software of $45 million and the recognition of the remaining liabilities associated with the termination of lease, maintenance and hosting agreements totaling $3 million.

During the first quarter of 2014, the company changed the composition of its reportable segments. Merry Maids, previously reported within the Other Operations and Headquarters segment, is now included in the Franchise Services Group segment with the franchise businesses previously reported as the ServiceMaster Clean segment.

During the first quarter of 2014, the company changed its methodology for allocating general corporate overhead expenses. In prior periods, allocations were limited to corporate support services incurred directly on behalf of each reportable segment. Under the new method, certain expenses related to general corporate support services previously reflected in the Other Operations and Headquarters segment are now allocated to each reportable segment. In periods prior to the TruGreen spin-off, expenses which would have been allocated to TruGreen under the new method but which are not reflected in discontinued operations are included in the Other Operations and Headquarters segment. Such expenses amounted to $9 million in the three months ended March 31, 2013.

Please note that, due to the pending IPO registration statement filing with the SEC by the company’s ultimate parent, the company will not host a webcast or conference call to discuss first-quarter 2014 earnings or provide an investor slide presentation.

About ServiceMaster

ServiceMaster is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 7,000 company-owned, franchised and licensed locations. The company’s high-profile brands are Terminix, American Home Shield, ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. ServiceMaster serves approximately 5 million residential and commercial customers through an employee base of approximately 13,000 company associates and a franchise network that independently employs an estimated 33,000 additional people. The company’s market-leading brands provide a range of residential and commercial services including termite and pest control; home warranties; disaster restoration; janitorial services; residential cleaning; furniture repair; and home inspections. Go to www.servicemaster.com for more information about ServiceMaster or follow us at twitter.com/ServiceMaster or facebook.com/TheServiceMasterCo.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this press release and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial position; results of operations; cash flows; and the impact of prevailing economic conditions. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release.

A number of important factors, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the company’s reports filed with the Securities and Exchange Commission, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, the effects of our substantial indebtedness; changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates; and the success of, and costs associated with, restructuring initiatives. The company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, which are not measures of financial condition or profitability. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated or comparable to similarly titled measures used by other companies. See Non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA, Adjusted income from continuing operations and Free Cash Flow are not measurements of the company’s financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of the company’s cash flow or liquidity. Management uses non-GAAP financial measures and has presented them in this press release because it believes such measures allow investors to understand the current period results of operations of the business on a comparable basis with previous periods and give investors added insight into cash earnings available to service the company’s debt.

(1)Adjusted income from continuing operations is defined by the company as income (loss) from continuing operations minus the net of tax impact of non-cash impairment of software, intangible assets,

property and equipment. The company’s definition of Adjusted income from continuing operations may not be comparable to similarly titled measures of other companies.

(2)Adjusted EBITDA is defined as net income (loss) before: income (loss) from discontinued operations, net of income taxes; provision (benefit) for income taxes; gain (loss) on extinguishment of debt; interest expense; depreciation and amortization expense; non-cash goodwill and trade name impairment; non-cash impairment of software and other related costs; non-cash impairment of property and equipment; non-cash stock-based compensation expense; restructuring charges; management and consulting fees; and non-cash effects attributable to the application of purchase accounting.  The company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(3)Free Cash Flow is defined by the company as the total of Net Cash Provided from Operating Activities from Continuing Operations and Net Cash Used for Investing Activities from Continuing Operations. See Non-GAAP reconciliations.

(4)The Other Operations and Headquarters segment includes ServiceMaster Acceptance Company (SMAC) and the remainder of the company’s headquarters functions not allocated to the business segments.

THE SERVICEMASTER COMPANY, LLC

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In millions)

	Three months ended March 31,
	2014	2013
Revenue	$533	$514
Cost of services rendered and products sold	288	270
Selling and administrative expenses	151	158
Amortization expense	13	13
Impairment of software and other related costs	48	—
Restructuring charges	5	3
Interest expense	61	60
Interest and net investment income	(6)	(2)

(Loss) Income from Continuing Operations before Income Taxes	(27)	12
(Benefit) Provision for income taxes	(9)	6

(Loss) Income from Continuing Operations	(18)	6

Loss from discontinued operations, net of income taxes	(95)	(29)
Net Loss	$(113)	$(23)

Total Comprehensive Loss	$(116)	$(20)

THE SERVICEMASTER COMPANY, LLC

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions)

	As of March 31, 2014	As of December 31, 2013

Assets:
Current Assets:
Cash and cash equivalents	$421	$476
Marketable securities	23	27
Receivables, less allowances of $25 and $26, respectively	393	394
Inventories	38	39
Prepaid expenses and other assets	57	56
Deferred customer acquisition costs	28	30
Deferred taxes	107	107
Assets of discontinued operations	—	76
Total Current Assets	1,067	1,205
Property and Equipment:
At cost	345	381
Less: accumulated depreciation	(211)	(204)
Net Property and Equipment	134	177

Other Assets:
Goodwill	2,055	2,018
Intangible assets, primarily trade names, service marks and trademarks, net	1,729	1,721
Notes receivable	37	37
Long-term marketable securities	90	122
Other assets	51	49
Debt issuance costs	38	41
Assets of discontinued operations	—	542
Total Assets	$5,201	$5,912

Liabilities and Shareholder’s (Deficit) Equity:
Current Liabilities:
Accounts payable	$92	$92
Accrued liabilities:
Payroll and related expenses	54	70
Self-insured claims and related expenses	86	78
Accrued interest payable	16	51
Other	55	55
Deferred revenue	487	448
Liabilities of discontinued operations	7	139
Current portion of long-term debt	41	39
Total Current Liabilities	838	972

Long-Term Debt	3,863	3,867

Other Long-Term Liabilities:
Deferred taxes	696	690
Liabilities of discontinued operations	—	162
Other long-term obligations, primarily self-insured claims	146	169
Total Other Long-Term Liabilities	842	1,021

Commitments and Contingencies

Shareholder’s (Deficit) Equity:
Membership Interest	—	—
Additional paid-in capital	1,477	1,475
Retained deficit	(1,821)	(1,430)
Accumulated other comprehensive income	2	7
Total Shareholder’s (Deficit) Equity	(342)	52
Total Liabilities and Shareholder’s (Deficit) Equity	$5,201	$5,912

THE SERVICEMASTER COMPANY, LLC

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Three months ended March 31,
	2014	2013
Cash and Cash Equivalents at Beginning of Period	$476	$412

Cash Flows from Operating Activities from Continuing Operations:
Net Loss	(113)	(23)
Adjustments to reconcile net loss to net cash provided from operating activities:
Loss from discontinued operations, net of income taxes	95	29
Depreciation expense	12	12
Amortization expense	13	13
Amortization of debt issuance costs	2	2
Impairment of software and other related costs	48	—
Deferred income tax provision	(6)	8
Stock-based compensation expense	1	1
Restructuring charges	5	3
Cash payments related to restructuring charges	(3)	(4)
Change in working capital, net of acquisitions:
Current income taxes	(5)	(4)
Receivables	13	15
Inventories and other current assets	—	(16)
Accounts payable	6	14
Deferred revenue	17	10
Accrued liabilities	(57)	(37)
Other, net	(7)	—
Net Cash Provided from Operating Activities from Continuing Operations	21	23

Cash Flows from Investing Activities from Continuing Operations:
Property additions	(14)	(9)
Other business acquisitions, net of cash acquired	(41)	(3)
Notes receivable, financial investments and securities, net	38	(4)
Net Cash Used for Investing Activities from Continuing Operations	(17)	(16)

Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	—	1
Payments of debt	(11)	(11)
Discount paid on issuance of debt	—	(12)
Debt issuance costs paid	—	(5)
Contribution to TruGreen Holding Corporation	(35)	—
Net Cash Used for Financing Activities from Continuing Operations	(46)	(27)

Cash Flows from Discontinued Operations:
Cash used for operating activities	(8)	(34)
Cash used for investing activities	(2)	(10)
Cash used for financing activities	(3)	(2)
Net Cash Used for Discontinued Operations	(13)	(46)

Cash Decrease During the Period	(55)	(66)

Cash and Cash Equivalents at End of Period	$421	$346

The following table presents reconciliations of income (loss) from continuing operations to adjusted income from continuing operations for the periods presented.

	Three months ended March 31,
(In millions)	2014	2013

Income (loss) from continuing operations	$(18)	$6

Impairment of software and other related costs, net of income taxes	29	—

Adjusted income from continuing operations	$11	$6

The following table presents reconciliations of Adjusted EBITDA to net loss for the periods presented.

	Three months ended March 31,
(In millions)	2014	2013
Adjusted EBITDA:
Terminix	$78	$75
American Home Shield	23	21
Franchise Services Group	18	17
Other Operations and Headquarters	(4)	(10)
Total Adjusted EBITDA	$115	$103
Depreciation and amortization expense	(25)	(25)
Non-cash impairment of software and other related costs	(48)	—
Non-cash stock-based compensation expense	(1)	(1)
Restructuring charges	(5)	(3)
Management and consulting fees	(2)	(2)
Loss from discontinued operations, net of income taxes	(95)	(29)
Benefit (provision) for income taxes	9	(6)
Interest expense	(61)	(60)
Net Loss	$(113)	$(23)

The following table presents reconciliations of Net Cash Provided from Operating Activities from Continuing Operations to Free Cash Flow for the periods presented.

	Three months ended March 31,
(In millions)	2014	2013

Net Cash Provided from Operating Activities from Continuing Operations	$21	$23

Net Cash Used for Investing Activities from Continuing Operations	(17)	(16)

Free Cash Flow	$4	$7